Exhibit 10.30

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

UNDER THE BROOKDALE SENIOR LIVING INC.

2014 OMNIBUS INCENTIVE PLAN

This Award Agreement (this “Agreement”), dated as of                      (the “Date of Grant”), is made by and between Brookdale Senior Living Inc., a Delaware corporation (the “Company”), and                      (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

1.    Grant of PSUs.

(a)    The Company hereby grants to the Participant                      performance-based restricted stock units under the Plan, the vesting with respect to 75% of the units is subject to the performance criteria set forth on Exhibit A hereto (the “First Tranche PSUs”) and with respect to 25% of the units is subject to the performance criteria set forth on Exhibit B hereto (the “Second Tranche PSUs”), and all which shall be subject to all of the terms and conditions of this Agreement and the Plan. The First Tranche PSUs and the Second Tranche PSUs shall collectively be referred to in this Agreement as the “PSUs”.

(b)    Additional performance-based restricted stock units may become issuable to the Participant under the Plan as set forth in Section 3(a). If and when any such additional units become issuable, such additional units shall be subject to all of the terms and conditions of the Plan and this Agreement as First Tranche PSUs or Second Tranche PSUs, as applicable.

2.    Restrictions. The PSUs may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Participant, and any shares of Stock issuable with respect to the PSUs may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until such shares of Stock have been issued to the Participant upon vesting of the PSUs in accordance with the terms of the Plan and this Agreement. Unless the Administrator determines otherwise, upon any attempt to transfer PSUs or any rights in respect of PSUs before the lapse of such restrictions, such PSUs, and all of the rights related thereto, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.

3.    Vesting.

(a)    General. Vesting of the PSUs is subject to the satisfaction of both the Performance Criteria and the Service Condition (each as defined below). Subject to the provisions set forth below, the First Tranche PSUs may vest on February 27, 2023 (the “First Vesting Date”), and the Second Tranche PSUs may vest on February 27, 2024 (the “Second Vesting Date”, and together with the First Vesting Date and any other date on which PSUs may vest pursuant to this Section 3, a “Vesting Date”), with the exact percentage that vest to be determined by the degree to which the Company’s performance results meet the performance criteria set forth on Exhibit A and Exhibit B hereto, respectively (the “Performance Criteria”). Following the completion of the performance periods on December 31, 2022 (the “Measurement Date”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall determine the Company’s performance results relative to the applicable Performance Criteria. If the Company’s performance results are less than 100% on the scale set forth in the applicable Performance Criteria, any First Tranche PSUs or Second Tranche PSUs which are not earned shall forfeit and be deemed no longer to be outstanding for purposes of this Agreement effective as of the Measurement Date. If the Company’s performance results exceed 100% on the scale set forth in the applicable Performance Criteria, any additional performance-based restricted stock units earned in excess of 100% (the “Additional PSUs”) shall be issued automatically under the Plan, become First Tranche PSUs or Second Tranche PSUs, as applicable, and be deemed to be outstanding for purposes of this Agreement effective as of the Measurement Date. Except as otherwise specifically set forth herein, vesting of the PSUs on any Vesting Date is subject to the continued employment of the Participant by the Company or one of its Subsidiaries or Affiliates (or a successor to any of them) from the Date of Grant to such Vesting Date (the “Service Condition”).

(b)    Change in Control.

(i)    Upon the occurrence of a Change in Control, if the PSUs outstanding effective immediately prior to such Change in Control are not assumed, continued or substituted with an award relating to a publicly-traded security of the acquirer (or the Company) on the same terms and conditions that were applicable to the PSUs outstanding effective immediately prior to the Change in Control, then all such PSUs shall vest and be settled upon the consummation of the Change in Control.

(ii)    Upon the consummation of a Change in Control in which the PSUs outstanding effective immediately prior to such Change in Control are assumed, continued or substituted with an award relating to a publicly-traded security of the acquirer (or the Company) on the same terms and conditions that were applicable to the PSUs outstanding effective immediately prior to the Change in Control, such PSUs shall continue to vest subject to the Service Condition, and the Performance Criteria shall no longer apply if such Change in Control occurs prior to the Measurement Date (and for the avoidance of doubt, no Additional PSUs shall be issued or issuable under this Agreement in the event that a Change in Control occurs prior to the Measurement Date).

(iii)    [Bracketed language is included only in the Company’s CEO’s award agreement.] Notwithstanding anything in this Section 3(b) to the contrary, in the event that the Participant’s employment with the Company, a Subsidiary, or an Affiliate (or a successor to any of them) is terminated within twelve months following a Change in Control by the Company (or such other entity) without Cause or by the Participant for Good Reason (as defined in the Company’s Amended and Restated Tier I Severance Pay Policy or the Company’s Amended and Restated Tier II Severance Pay Policy, whichever is applicable to Participant) [(as defined in the Employment Agreement by and between the Company and the Participant dated as of March 1, 2018)], then any PSUs outstanding effective upon the date of such termination shall vest effective upon such termination and be settled within 30 days following such termination.

(c)    Termination of Employment. [Bracketed language is included only in the Company’s CEO’s award agreement.] Except as otherwise provided in this Section 3(c) and Section 3(b)(iii), upon termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason, all unvested PSUs outstanding effective as of the date of such termination shall automatically and without notice terminate and be forfeited and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such PSUs. In the event that the Participant’s employment with the Company, a Subsidiary, or an Affiliate is terminated by the Company (or such other entity) without Cause [, by the Participant for Good Reason,] or on account of the Participant’s death or Disability, a Pro Rata Percentage (as hereinafter defined) of the PSUs outstanding effective as of the date of such termination of employment shall remain outstanding following such termination and shall be eligible to vest subject to the achievement of the Performance Criteria as if the Service Condition shall have been met as of the applicable Vesting Date. For purposes of this Section 3(c), “Pro Rata Percentage” means:

(A)     with respect to the First Tranche PSUs, 33 1/3% if a termination described in Section 3(c) occurs on or prior to February 27, 2021; 66 2/3% if such termination occurs after February 27, 2021 but on or prior to February 27, 2022; and 100% if such termination occurs after February 27, 2022; and

(B)      with respect to the Second Tranche PSUs, 25% if a termination described in Section 3(c) occurs on or prior to February 27, 2021; 50% if such termination occurs after February 27, 2021 but on or prior to February 27, 2022; 75% if such termination occurs after February 27, 2022 but on or prior to February 27, 2023; and 100% if such termination occurs after February 27, 2023.

Notwithstanding the foregoing, in the event of a Change in Control following a termination event described in this Section 3(c), the Pro Rata Percentage of the PSUs that would have vested under Section 3(b) above had the Participant met the Service Condition as of the Change in Control (regardless of whether the PSUs are assumed, continued or substituted in the Change in Control) shall vest and be settled as of the date of the Change in Control.

4.     Settlement of Restricted Stock Units. As soon as practicable following each Vesting Date (but in no event later than 30 days following the Vesting Date or such earlier time specified in Section 3(b) or Section 3(c)), the Company shall issue to the Participant the number of shares of Stock equal to the aggregate number of PSUs that have vested pursuant to this Agreement on such date and the Participant shall thereafter have all the rights of a stockholder of the Company with respect to such shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares shall vest or be issuable under this Agreement, and any such fractional shares shall be rounded down to the next whole share; provided, that the Administrator may, in its sole discretion, provide a cash payment in lieu of any such fractional share.

5.    Rights as a Stockholder. The Participant shall have no voting rights with respect to PSUs outstanding on any applicable record date. Any ordinary or extraordinary cash or stock dividend that may be declared and paid on the Common Stock with a record date on or after the Date of Grant and prior to the settlement date of PSUs shall be deposited (in the same form as was payable to the holders of Common Stock) in an account and be paid upon, and subject to, the vesting and settlement of the PSUs (provided that dividend equivalents shall accrue for any Additional PSUs earned pursuant to Section 3(a) as if such Additional PSUs were issued as of the Date of Grant). For the avoidance of doubt, the Participant shall not be entitled to payment of dividends or dividend equivalents with respect to a PSU unless and until the vesting and settlement of such PSU in accordance with this Agreement, and all such dividends or dividend equivalents with respect to any PSU shall forfeit upon the forfeiture of such the PSU.

6.    Adjustments. Pursuant to Section 5 of the Plan, in the event of a change in capitalization as described therein, the Administrator shall make such equitable changes or adjustments, as it deems necessary or appropriate, in its discretion, to the Performance Criteria and to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding PSUs.

7.    Certain Changes. The Administrator may accelerate the vesting dates or otherwise adjust any of the terms of the PSUs; provided that, subject to Section 5 of the Plan and Section 12(f) and Section 22 of this Agreement, no action under this Section shall adversely affect the Participant’s rights hereunder.

8.    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the Company, at Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, TN 37027, Facsimile: (615) 564-8204, Attn: General Counsel and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any notice or other communications related to the PSUs, this Agreement or current or future participation in the Plan by electronic means. The Participant hereby consents to receive such notices and other communications by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website).

9.    Taxes. The Participant has reviewed with the Participant’s own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the award and vesting of PSUs.

10.    Withholding. Delivery of shares of Stock is conditioned upon Participant’s making arrangements satisfactory to the Administrator regarding payment of income and employment tax withholding requirements as set forth in Section 15 of the Plan; provided, however, that the Participant may elect, without the consent of the Company, to have the Company withhold from delivery of shares of Stock issuable upon the settlement of the RSUs such number of shares of Stock having a Fair Market Value not exceeding the applicable taxes to be withheld and applied to the tax obligations of the Participant as determined by the Company. In making its determination, the Company may calculate such amount by taking into account applicable withholding rates not exceeding the maximum individual statutory tax rates in the Participant’s applicable jurisdictions.

11.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12.    Restrictive Covenants. The Participant understands the Company has developed, and is continuing to develop, substantial relationships with actual and prospective officers, directors, employees, consultants, agents, customers, residents, patients, referral sources, clients, vendors, suppliers, investors, and equity and financing sources, associate and customer goodwill, and confidential and proprietary business information and trade secrets, which the Company and its Subsidiaries and Affiliates have the right to protect in order to safeguard their legitimate business interests. Any misappropriation of such relationships or goodwill, or any improper disclosure or use of the Company’s and its Subsidiaries’ and Affiliates’ confidential and proprietary business information and trade secrets would be highly detrimental to their business interests in that serious and substantial loss of business and pecuniary damages would result therefrom. The Participant acknowledges that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, the Participant shall have access to the Company’s Confidential Information (as defined below) and will meet and develop such relationships and goodwill. Nothing contained in this Section 12 shall limit any common law or statutory obligation that the Participant may have to the Company or any Subsidiary or Affiliate. For purposes of this Section 12, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes the Participant’s employer as a result of any reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate the Participant’s employment (which termination shall not be considered a termination for any purposes of this Agreement, any employment agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Participant’s employment relationship with such entity mutatis mutandis.

(a)    Noncompetition. [Bracketed language is not included in the Company’s CEO’s award agreement.] The Participant agrees that during the period of the Participant’s employment with the Company and for the one (1) year period immediately following the termination of such employment for any reason or for no reason, the Participant shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business (as defined herein). [Notwithstanding the foregoing, (i) if the Participant’s employment is terminated by the Participant after Participant experiences an aggregate reduction to the Participant’s annual target cash compensation by 20% or more, the covenant in this Section 12(a) shall not apply; and (ii) the covenant in this Section 12(a) shall not be interpreted to restrict the Participant’s right to practice law in violation of any rules of professional conduct applicable to the Participant.]

For purposes of this Section 12(a), “Competing Business” means a business (which shall include any sole proprietorship, partnership, limited partnership, limited liability partnership, limited liability company, corporation or other for-profit or not-for-profit business organization) (A) engaged in the business of owning, operating or managing senior living facilities within the United States, or (B) that, itself or with its affiliates, provides healthcare or other services to patients or customers through home health care agencies, hospice agencies, outpatient therapy clinics and/or community based/private duty agencies within any state that the Company or its subsidiaries or affiliates provides now, or provides during the Participant’s employment, such healthcare or other services to patients or customers, and that derives, together with its controlled affiliates or together with its affiliates, more than 10% of its and its controlled affiliates or 10% of its and its affiliates, respectively, revenue from the provision of healthcare or other services to patients or customers through home health care agencies, hospice agencies, outpatient therapy clinics and/or community based/private duty agencies.

(b)    Solicitation of Employees, Clients, Referral Sources, Vendors, Etc. The Participant agrees that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and for the two (2) year period immediately following the date of termination of such employment for any reason, the Participant shall not, directly or indirectly, jointly or individually, on Participant’s own behalf or on behalf of or in assistance to any individual, person or entity, for any purpose or in any place:

(i)    solicit for employment or service, hire, employ or retain the services of any Covered Employee (as defined below) or induce or encourage any Covered Employee to terminate or sever his, her or its employment or other relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns; or

(ii)    solicit business from any Covered Person (as defined below) or induce or encourage any Covered Person to terminate, change or reduce his, her or its relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns.

Notwithstanding the foregoing, a general advertisement or solicitation for employment that is not targeted and that does not have the effect of being targeted to any current or former Covered Employee or Covered Person shall not, by itself, be deemed to be a violation of the restrictions on solicitation contained in this Section 12(b). For purposes of this Section 12(b), “Covered Employee” shall mean any officer, director, employee, consultant or agent who is employed or engaged by the Company or any Subsidiary or Affiliate or any of their successors or assigns or was so employed or engaged at any time during the twelve (12) months prior to the Participant’s termination of employment, and “Covered Person” shall mean any customers, residents, patients, referral sources, clients, vendors, suppliers, investors, equity or financing sources, or consultants of the Company or any Subsidiary or Affiliate or any of their successors or assigns.

(c)    Disparaging Comments. [Bracketed language is included only in the Company’s CEO’s award agreement.] The [Company and the] Participant agrees [agree] that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and any time thereafter, the Participant shall not make any disparaging or defamatory comments regarding the Company or any Subsidiary or Affiliate or any of their successors or assigns, [and the Company and its Affiliates shall not make or issue any public statements which are disparaging or defamatory regarding the Participant,] or any time after termination of such employment, [neither party shall] make any comments concerning any aspect of the termination of their relationship. The obligations of the [the Company and the Participant under this Section 12(c) shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

(d)    Confidentiality. All books of account, records, systems, correspondence, documents, memoranda, manuals, email, electronic or magnetic recordings or data and any and all other data, in whatever form and any copies thereof, concerning or containing any reference to the works and business of the Company or any Subsidiary or Affiliate shall belong to the Company and shall be given up to the Company whenever the Company requires the Participant to do so. The Participant agrees that the Participant shall not at any time during the term of the Participant’s employment with the Company or any Subsidiary or Affiliate, or at any time thereafter, without the Company’s prior written consent, disclose to any individual, person or entity any information or any trade secrets, plans or other information or data, in whatever form (including, without limitation, (a) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (b) any Proprietary Information (as defined below)), concerning the Company’s or any Subsidiary’s or Affiliate’s or any of their customers’, referral sources’ or clients’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall the Participant utilize any such Confidential Information in any way or communicate with or contact any such customer, referral source or client other than in connection with the Participant’s employment by the Company or any Subsidiary or Affiliate. The Participant hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on the Participant’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. This confidentiality provision shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any Subsidiary or Affiliate. Notwithstanding the foregoing, nothing in this Agreement (or any other Company policy or contract to which the Participant is or was subject) shall be construed to prohibit the Participant from communicating with any federal, state or local governmental agency or commission with oversight of the Company, as provided for, protected under or warranted by applicable law.

With respect to any Confidential Information that constitutes a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force for so long as the particular information remains a trade secret or for the two (2) year period immediately following termination of the Participant’s employment for any reason, whichever is longer. With respect to any Confidential Information that does not constitute a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force during Participant’s employment and for the two (2) year period immediately following termination of such employment for any reason.

The Participant agrees that the Participant shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by the Participant alone or in conjunction with others, during or after working hours, while in the employ of the Company or any Subsidiary or Affiliate (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Agreement and (b) general business knowledge and work skills of the Participant, even if developed or improved by the Participant while in the employ of the Company or any Subsidiary of Affiliate. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Participant to the Company. The Participant’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 12(d) shall continue beyond the Participant’s termination of employment and the Participant shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

(e)    Enforcement.

(i)    The Participant acknowledges that compliance with all provisions, covenants and agreements set forth in this Agreement, and the duration, terms and geographical area thereof, are reasonable and necessary to protect the legitimate business interests of the Company and its Subsidiaries and Affiliates.

(ii)    The Participant acknowledges that a breach of the Participant’s obligations under this Section 12 will result in irreparable and continuing damage to the Company and/or its Subsidiaries and Affiliates for which there is no adequate remedy at law.

(iii)    The Participant acknowledges that the Participant’s education, experience and/or abilities are such that the enforcement of the restrictive covenants in this Agreement will not prevent the Participant from earning a living and will not cause any undue hardship upon the Participant.

(iv)    In the event of the violation by the Participant of any of the covenants contained in Section 12, the terms of each such covenant so violated shall be automatically extended from the date on which the Participant permanently ceases such violation for a period equal to the period in which the Participant was in breach of the covenant or for a period of twelve (12) months from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenant(s), whichever period is later.

(v)    The Participant agrees that, in the event of any breach of the restrictive covenants contained in this Agreement, the Company and/or its Subsidiaries and Affiliates shall be entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief to restrain the violation of the terms hereof by the Participant, and all persons acting for or on the Participant’s behalf.

(vi)    Each of the restrictive covenants contained in this Agreement is independent of any other contractual obligations of this Agreement or otherwise owed by the Participant to the Company and/or its Subsidiaries and Affiliates. The existence of any claim or cause of action by the Participant against the Company and/or its Subsidiaries or Affiliates, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company and/or its Subsidiaries and Affiliates of any restrictive covenant contained in this Agreement.

(f)    Remedies.

(i)    It is intended that, in view of the nature of the Company’s and its Subsidiaries’ and Affiliates’ business, the restrictions contained in this Agreement are considered reasonable and necessary to protect the Company’s and its Subsidiaries’ and Affiliates’ legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company and/or its Subsidiaries and Affiliates. In the event of a breach (a “Covenant Breach”) or threatened breach by the Participant of any provision contained herein, the Company and its Subsidiaries and Affiliates shall be entitled to a temporary restraining order and injunctive relief without the posting of a bond. Nothing contained herein shall be construed as prohibiting the Company or its Subsidiaries or Affiliates from pursuing any other legal or equitable remedies available to it or them for any breach or threatened breach of these provisions, including, without limitation, recoupment and other remedies specified in the Agreement. In the event of a dispute regarding, arising out of, or in connection with the breach, enforcement or interpretation of this Agreement, including, without limitation, any action seeking injunctive relief, and provided that the Company is the prevailing party, the Company shall recover from the Participant all reasonable attorneys’ fees and costs incurred by the Company in connection therewith.

(ii)    In the event of a Covenant Breach, the Company shall have the authority to (i) cancel all outstanding PSUs, whether vested or unvested; (ii) cancel all shares of Stock beneficially owned by the Participant that were issued in settlement of PSUs within 12 months on or prior to, or at any time after, the date of Participant’s termination of employment (“Cancellable Shares”); and (iii) recoup from the Participant any proceeds from the Participant’s sale, transfer or other disposition of Cancellable Shares. The Company is hereby authorized by the Participant, as the Participant’s attorney-in-fact, to execute all documents and undertake any required action on behalf of the Participant to transfer any Cancellable Shares back to the Company, after which the Participant shall not have any right, title, or interest of any kind to the Cancellable Shares. Participant acknowledges and agrees that the Company has no obligation of any kind to the Participant with respect to the cancellation of PSUs or the Cancellable Shares, or the recoupment of proceeds from the disposition of Cancellable Shares, pursuant to this Section, including, but not limited to, reimbursement for any taxes previously paid by the Participant with respect to Cancellable Shares. This remedy shall be in addition to all other remedies, including those set forth in this Agreement and any other agreements between the parties.

13.    Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

14.    Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the PSUs and this Agreement shall be subject to all terms and conditions of the Plan.

15.    Amendments; Construction. [Bracketed language is not included in the Company’s CEO’s award agreement.] The Administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without the Participant’s consent. [The duration of the covenant contained in Section 12(a) shall supersede the duration of any covenant of the same subject matter set forth in any prior agreement between the parties to the extent the duration of such other covenant is longer than the duration contained in Section 12(a).] Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.

16.    Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Section 12 and Section 22 shall expressly survive the vesting and/or forfeiture of the PSUs and any expiration or termination of this Agreement.

17.    Compliance with Stock Ownership and Retention Guidelines. The Participant hereby agrees to comply with the Company’s Stock Ownership and Retention Guidelines (as amended from time to time, the “Guidelines”), to the extent such Guidelines are applicable, or become applicable, to the Participant. The Participant further acknowledges that, if the Participant is not in compliance with such Guidelines (if applicable), the Administrator may refrain from issuing additional equity awards to the Participant and/or elect to pay the Participant’s annual bonus in the form of vested or unvested Common Stock.

18.    Agreement Not a Contract for Services. Neither the Plan, the granting of the PSUs, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

19.    Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Agreement (including, without limitation, the authority to determine whether, and the extent to which, any Performance Criteria have been achieved). Pursuant to the terms of the Plan, the Administrator shall also have full authority to make equitable adjustments to the Performance Criteria in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

20.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.

21.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the PSUs subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement.    By the Participant’s electronically accepting the award of the PSUs using an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website), the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Participant’s electronic acceptance of the award of the PSUs shall have the same validity and effect as a signature affixed to this Agreement by the Participant’s hand.

22.    Clawback. Notwithstanding anything herein to the contrary, this award (and any shares of Stock delivered to the Participant upon settlement thereof) shall be subject to forfeiture, reduction, and/or recoupment (i) to the extent provided in the Company’s Clawback and Forfeiture Policy, as it may be amended from time to time (the “Clawback Policy”); (ii) to the extent that Participant becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy adopted by the Company to comply with the requirements of any applicable laws, rules, regulations, or stock exchange listing requirements, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iii) to the extent provided under applicable legal requirements which impose recoupment, under circumstances set forth in such applicable legal requirements, including the Sarbanes-Oxley Act of 2002.

23.    Section 409A. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the PSUs are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement or an accompanying election form executed by the Participant, if (i) on the date of the Participant’s Separation from Service with the Company the Participant is a “specified employee” (as such term is defined under Section 1.409A-1(i) of the Treasury Regulations promulgated under Section 409A of the Code) of the Company and (ii) any payments to be provided to the Participant pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code, or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of the Participant’s separation from service from the Company, or if earlier, his or her death. Any payments delayed pursuant to this paragraph shall be made in a lump sum on the first day of the seventh month following the Participant’s separation from service, or if earlier, the

Participant’s death. Each payment upon settlement of PSUs (and any related dividend or related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement, if and to the extent that any payment under this Agreement constitutes non-qualified deferred compensation under Section 409A of the Code, and is payable upon (i) the Participant’s termination of employment, then such payment shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code, or (ii) a Change in Control, then such payment shall be made or provided to the Participant only upon a “change in the ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the applicable corporation as defined for purposes of Section 409A of the Code.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

BROOKDALE SENIOR LIVING INC.

By:
Name:
Title:

PARTICIPANT

EXHIBIT A

Same Community RevPAR*

Vesting of the First Tranche PSUs (plus any Additional PSUs that become issuable pursuant to Section 3(a) of the Agreement) will be dependent upon the Company’s three year compound annual growth rate (“CAGR”) of Same Community RevPAR for fiscal 2022 compared to a base year of fiscal 2019 as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results.

Percentage of First Tranche PSU Vesting	CAGR
Vest 125%	[ ]% or above
Vest 100%	[ ]%
Vest 25%	[ ]%
No vesting	[ ]%

For purposes of this calculation, “Same Community RevPAR” for fiscal 2019 and the measurement fiscal year means the average monthly senior housing resident fee revenues per available unit of the same community portfolio (as defined below). RevPAR shall be calculated as resident fee revenues, excluding Health Care Services segment revenue and entrance fee amortization, of the same community portfolio for the applicable fiscal year, divided by the weighted average number of available units in the same community portfolio for the applicable fiscal year, divided by twelve. Principles of revenue recognition will be consistently applied for calculating Same Community RevPAR, and, for the avoidance of doubt, same community RevPAR for fiscal 2019 will exclude the additional resident fee revenue recognized as a result of the application of the new lease accounting standard under ASC 842.

The same community portfolio will be comprised of communities operated by the Company on a consolidated basis as of December 31, 2019, but excluding communities acquired through purchase or leasing activity, or disposed through sale or lease termination activity, after January 1, 2019 and other communities that would be excluded from any quarter during fiscal 2019 or the comparison year using the Company’s existing policy for excluding communities from same community results. The Compensation Committee may exercise its discretion to exclude additional communities that have experienced a catastrophic natural disaster loss or other casualty loss that do not otherwise meet the foregoing criteria.

*	Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in Section 6 and Section 19 of the Agreement.

[Bracketed language is included only in the Company’s CEO’s award agreement.] [Notwithstanding this Exhibit, and subject to Section 5 of the Plan, Section 6 of this Agreement, and Section 6 of the Time-Based Restricted Stock Unit Agreement dated February 12, 2020 between the Company and Participant (the “RSU Agreement”), the aggregate number of Additional PSUs issuable pursuant to this Agreement shall be reduced to the extent issuance of such Additional PSUs would cause the aggregate number of restricted stock units issued pursuant to this Agreement and the RSU Agreement to exceed 800,000 restricted stock units].

EXHIBIT B

Relative TSR*

Vesting of the Second Tranche PSUs (plus any Additional PSUs that become issuable pursuant to Section 3(a) of the Agreement) will be dependent upon the Company’s TSR ranking relative to the TSRs of the companies in the Comparator Group during the Performance Period as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results; provided, however, that in no event shall additional PSUs (above 100%) vest and be paid with respect to the Second Tranche PSUs if the Company’s TSR is negative for the Performance Period.

Percentage of Second Tranche PSU Vesting	Performance
Vest 150%	[ ]th Percentile or above
Vest 100%	[ ]th Percentile
Vest 50%	[ ]th Percentile
No vesting	Below [ ]th Percentile

For purposes of the foregoing:

•	Performance Period shall mean January 1, 2020 through December 31, 2022

•

Comparator Group shall mean the constituent companies of the S&P Midcap 400 as of the beginning of the Performance Period, except that any such companies that have been acquired, delisted from a national securities exchange, or declared bankrupt during the Performance Period will be excluded.

•

TSR shall mean the compound annual total stockholder return calculated using a beginning price equal to the average closing price over the 20-trading days preceding the beginning of the Performance Period, using an ending price equal to the average closing price over the 20-trading days immediately prior to the end of the Performance Period, and assuming the reinvestment of any dividends or distributions as of the ex-dividend date.

*	Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in Section 6 and Section 19 of the Agreement.

[Bracketed language is included only in the Company’s CEO’s award agreement.] [Notwithstanding this Exhibit, and subject to Section 5 of the Plan, Section 6 of this Agreement, and Section 6 of the RSU Agreement, the aggregate number of Additional PSUs issuable pursuant to this Agreement shall be reduced to the extent issuance of such Additional PSUs would cause the aggregate number of restricted stock units issued pursuant to this Agreement and the RSU Agreement to exceed 800,000 restricted stock units.]